Exhibit 99.1

                 IDT Announces Leadership Transition

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 24, 2007--IDT(R) (Integrated Device Technology, Inc.)(NASDAQ:IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced that Greg Lang will be resigning as the Company's president and chief executive officer upon satisfactory completion of a search for his successor. Mr. Lang has served as President and CEO of IDT since January 2003 and will continue in his current capacity until a replacement is found.

    "IDT has successfully transformed from a vertically integrated, commodity SRAM company to a high-value mixed signal products company. We have accomplished the major goals I set out to achieve since joining IDT so it is a good time for me to look for my next challenge," Lang said.

    "On behalf of the IDT board of directors, I would like to thank Greg for his very significant achievements at IDT," said Hock Tan, chairman of the board of directors. "Under Greg's leadership, IDT has become a multi-faceted company with strong product offerings in communications, computing, and consumer segments. We appreciate his willingness to support the company through this transition to a new CEO."

    About IDT

    With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering mixed-signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market(R) under the symbol "IDTI." Additional information about IDT is accessible at www.IDT.com.

    IDT and the IDT logo are trademarks of Integrated Device
Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

    CONTACT: IDT
             Financial Contact:
             Mike Knapp, 408-284-6515
             Investor Relations
             E-mail: mike.knapp@idt.com
             Press Contact:
             Chad Taggard, 408-284-8200
             Worldwide Marketing
             E-mail: chad.taggard@idt.com